Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 22, 2022, with respect to the consolidated financial statements included in the Annual Report of CVRx, Inc. on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said report in the Registration Statement of CVRx, Inc. on Form S-8 (File No. 333-257616).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
February 22, 2022